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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Scott's Liquid Gold-Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-63254, 333-48213, 333-67141, and 333-51710) on Form S-8 of Scott's Liquid Gold-Inc. and subsidiaries of our report dated February 11, 2005, with respect to the consolidated balance sheets of Scott's Liquid Gold-Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows, for the year then ended, which report appears in the December 31, 2004, annual report on Form 10-K of Scott's Liquid Gold-Inc. and subsidiaries.

/s/ EHRHARDT, KEEFE, STEINER & HOTTMAN PC
Denver, Colorado February 11, 2005

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  EXHIBIT 23